Exhibit 99.1

To:      Directors and Executive Officers of United Rentals, Inc. (the “Company”)
Date:   April 18, 2006
RE:	Notice re End of Sarbanes-Oxley Blackout

Please be advised of the following:

1. On March 16, 2005, the Company advised you that the Company had delayed filing its 2004 Report on Form 10-K and was planning to restate its pre-2004 results, and that until such 10-K was filed and restatement completed, the Company would no longer be eligible to use its existing S-8 registration statements. As a result, the administrator of each of the United Rentals, Inc. 401(k) Investment Plan and the United Rentals, Inc. Acquisition Plan (together, the “Plans”) suspended the ability of Plan participants, both management and non-management, to invest in Company common stock pursuant to the Plans, referred to as a “blackout period.”

2. Pursuant to Section 306(a) of the Sarbanes-Oxley Act and regulations thereunder, the Company’s directors and executive officers were prohibited from engaging in certain transactions in the Company’s equity securities during this “blackout period.” Specifically, you were prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any Company equity security (or any derivatives of a Company equity security), which you acquired in connection with your service and/or employment with the Company in such capacities, subject to certain limited exceptions.

3. The Company has filed its 2004 and 2005 Reports on Form 10-K and its Quarterly Reports on Form 10-Q for 2005. The Plans have filed their 2004 Reports on Form 11-K. Consequently, the “blackout period” with respect to the Plans has ended, effective April 13, 2006. Accordingly, effective immediately, the restrictions placed on you by Section 306(a) of the Sarbanes-Oxley Act with respect to purchasing, selling or otherwise acquiring or transferring any Company equity security (or any derivatives of a Company equity security) are also ended.

4. You are still limited by the Company’s Insider Trading Policy and any other Company policies relating to trading in Company stock by certain insiders.

5. If you have any questions concerning this notice, please contact me at (203) 618-7255.

Craig Pintoff
VP, Human Resources